EXHIBIT 10.1


  Agreement for the Acquisition of Xtal Fibras Opticas S.A. by FiberCore, Inc.


This Agreement for the Acquisition of Xtal Fibras Opticas S.A. by FiberCore Inc, dated as of April 26, 2000 is entered into by and among:

I. FiberCore, Inc. ("FCI"), a company duly organized and validity existing under the laws of the United States of America, with its head office at 253, Worcester Road, Charlton, MA, here represented by its duly authorized representative, (or a subsidiary of FCI (FCI and such subsidiary of FCI being collectively hereinafter referred to as the "Buyer");

II. Algar S.A. - Empreendimentos e Participacoes, a company duly organized and validity existing under the laws of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Distrito Industrial, Uberlandia-MG, here represented by its duly authorized representative (hereinafter referred to as the "Seller"); and

III. Xtal Fibras Opticas S.A., a company duly organized and validity existing under the laws of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Suite 8, Distrito Industrial, Uberlandia-MG, here represented by its duly authorized representative (hereinafter referred to as "Xtal");


NOW, THEREFORE, the parties hereby agree to enter into this Agreement for the Acquisition of Xtal Fibras Opticas S.A. by FiberCore, Inc. (the "Agreement"), which will be governed by the following terms and conditions:


SECTION  1  PURPOSE:  This  Agreement  sets  forth a  summary  of the  terms and conditions pursuant to which FCI or a subsidiary of FCI is interested in purchasing (i) 100% (one hundred percent) of the outstanding stock of or (ii) substantially all the assets and specified liabilities of Xtal from Seller. The form in which the sale is effected will be decided as part of the due diligence to be undertaken by Buyer pursuant to Section 7 hereof. Subject to the provisions of Section 13 hereof, Buyer expects to close this transaction at the earliest in 60 (sixty) days after the acceptance by Seller of the terms and conditions herein established and the return of a signed copy of this Agreement or June 30, 2000 (the "Closing Date"), whichever date comes later. Notwithstanding the provisions below but subject to the time schedule established herein, the Buyer and Seller agree to use their best efforts to structure the transaction contemplated hereby in a tax efficient manner acceptable to Seller and Buyer.



         The terms and conditions pursuant to which Buyer would be interested in acquiring Xtal from Seller are as follows:

SECTION 2 PURCHASE PRICE: The purchase price for Xtal shall be US$25,000,000 (twenty-five million US dollars) (the "Purchase Price"), payable as follows and subject to the following terms and conditions:

         (a) The Buyer shall initially acquire 90% (ninety percent) of the stock of Xtal or substantially all of the assets of Xtal and specified liabilities of Xtal subject to Seller holding a 10% (ten percent) equity interest in the purchasing entity, under the following payment conditions:

                           (i) US$2,000,000 (two million US dollars) shall be paid in cash within 30 (thirty) days after the execution of this Agreement or on May 31, 2000, whichever date is later, which amount shall be held as a deposit pursuant to the terms hereof and pursuant to an escrow agreement to be executed among Buyer, Seller and a first class bank, acceptable to FCI and Seller, The deposit plus accrued interest is to be paid to Seller or returned to Buyer as provided in Section 10 hereof;

                           (ii) an  additional  US$8,000,000  (eight  million US
              dollars) shall be paid in cash on the Closing Date, which is to be 60 (sixty) days from the execution of this Agreement or June 30, 2000, whichever date is later;

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                           (iii)  US$10,000,000 (ten million US dollars) through
              a promissory note (the "US$10,000,000 Promissory Note") of an equivalent amount bearing interests at the rate of 6% (six percent) per annum calculated from the Closing Date until the date such payment is made, such promissory note to be delivered on the Closing Date; the promissory note shall be payable 180 (one hundred and eighty) days following the Closing Date or on December 31, 2000, whichever date is later (the "maturity date"); provided, however, that the principal amount of such note shall be reduced to US$7,500,000 (seven million, five hundred thousand US dollars) in the event Seller does not deliver to Buyer on the Closing Date
              an  executed   non-cancelable   3  (three)  year  purchase   order
              ("Purchase Order") at prevailing market prices covering a minimum of 50% (fifty percent) of the optical fiber requirements of Seller and/or its affiliated companies and, provided further, that the principal amount of such note shall be reduced to US$9,000,000 (nine million US dollars) (or US$6,500,000 (six million, five hundred thousand US dollars) in the event that the Purchase Order referred to above is not executed by Seller) in the event that the Buyer makes all payments due thereunder on or before August 31, 2000;

                           (iv) in the event  that the  Buyer  does not make the
              payment due under the promissory note referred to in 2(a)(iii) above by its maturity date, the maturity date shall be extended to the date which is 3 (three) months following the original maturity date or to March 31, 2001, whichever is later (the "extended maturity date"), and, in addition to the original interest rate of 6% (six percent) per annum, the Buyer shall pay an additional interest of 3% (three percent) per month, calculated from the date of extension until the date the promissory note is paid in full;

                           (v) US$1,250,000 (one million,  two hundred and fifty
              thousand US dollars) through a promissory note of an equivalent amount bearing interest at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date such payment is made, such promissory note to be delivered on the Closing Date; such note shall be payable 450 (four hundred and fifty) days following the Closing Date, provided that the principal amount and interest of such promissory note shall be proportionately reduced in the event that Gross Profit of Xtal or the purchasing entity for the year 2000 does not achieve certain levels, as defined on Annex A; and

                          (vi) US$1,250,000 (one million,  two hundred and fifty
              thousand US dollars) through a promissory note of an equivalent amount bearing interest at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date such payment is made, such promissory note to be delivered on the Closing Date; such note shall be payable 810 (eight hundred and ten) days following the Closing Date, provided that the principal amount and interest of such promissory note shall be proportionately reduced in the event that Gross Profit of Xtal or the purchasing entity for the year 2001 does not achieve certain levels, as defined on Annex A.

         (b) On the date which is 1080 (one thousand and eighty) days following the Closing Date, the Buyer shall, pursuant to the Buyer's Call Option (as described below), acquire all the remaining shares held by Seller in Xtal or in the purchasing entity upon a payment in cash of US$2,500,000 (two million, five hundred thousand US dollars) plus interest at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date such payment is made. The Buyer, notwithstanding anything contained herein to the contrary, reserves the right to prepay this amount at any time without penalty.

         (c) Notwithstanding the above, the total of the 2 (two) payments due by the Buyer as provided for in Sections 2(a)(v) and (vi) above shall not exceed under any circumstances an amount equal to principal amount of US$ 2,500,000 (two million, five hundred thousand US dollars) as increased by accrued interests on such principal amount. Seller shall not be required to make any payments to Buyer under Sections 2(a)(v) and (vi) above in the event that the Gross Profit of Xtal or the purchasing entity is negative for the years 2000 and 2001.

         (d) In the event that the Buyer fails to comply with any of its payment obligations referred to above, the Buyer shall pay to Seller a penalty of 10% of the payment due, plus legal and courts fees incurred by Algar in the process of enforcing its rights provided for in the Purchase Agreement.

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         (e) For  purposes  of this  Section  2 "Gross  Profit"  means the gross profit of Xtal for a specific year determined in accordance with the Generally Accepted Accounting Principles used in Brazil ("Brazilian GAAP") based on the conditions and assumptions contained in the projections attached hereto as Annex
B. Seller shall have the right to appoint an independent accountant of its choice to verify and confirm the Gross Profit presented by Xtal. In the event that there is any discrepancy in the Gross Profit presented by Xtal and the Gross Profit determined by the independent accountant selected by Seller and that the Gross Profit in either year is lower than as projected due to actions taken by Xtal at the direction of FCI, its management and/or employees, then the parties mutually agree to jointly appoint a third party independent accountant (whose costs, fees and expenses shall be equally divided between the parties) to make an independent evaluation of the Gross Profit and to evaluate the effect on Gross Profit caused by such actions. The actual Gross Profit shall be adjusted based on the evaluation performed by such independent accountant jointly appointed by the parties disregarding the effects of such actions (the "Adjusted Gross Profit") and such Adjusted Gross Profit shall be used in determining the payments due pursuant to Section s 2(a)(v) and (vi) above.

SECTION 3     FINANCIAL INFORMATION:  The purchase price for Xtal referred to in
Section 2 above is derived from an evaluation of the financial statements of Xtal as of December 31, 1999 and other financial information and projections of Xtal as of such date, as well as other information that has been furnished to Buyer. It will be a condition to closing that there has been no material adverse change in the business, properties, condition (financial or other) or prospects of Xtal or Xtal's local economic environment since December 31, 1999.

SECTION 4     AGREEMENTS:

         (a) Purchase Agreement. Subject to the tax structure to be agreed between the Seller and the Buyer, the Purchase Agreement with respect to the transaction contemplated hereby shall be in customary form for similar transactions between parties similarly situated, in form and substance mutually satisfactory to the parties, containing standard representations and warranties, standard conditions to closing (in addition to those conditions set forth herein) and standard indemnities. Conditions to closing would also include the conditions that (i) there are no legal actions or proceedings (including related to environmental issues) pending or threatened which materially adversely affect the business or properties of Xtal or the proposed sale to Buyer, (ii) Xtal has all material licenses and permits required for the conduct of its business, all of which licenses and permits may be transferred to Buyer as part of the proposed sale, (iii) all requisite governmental and other third party consents have been obtained (other than the approval of the Antitrust Authorities referred to in Section 8 below), and (iv) the purchase agreement and related agreements have been approved by the respective Boards of Directors of the parties, which approvals shall be obtained no latter than May 30, 2000. The Purchase Agreement and all related agreements and documents shall be governed by the laws of the Federative Republic of Brazil and shall be written in the English language or shall be accompanied by a certified English translation thereof. The English text of all documents shall govern.

         (b) Shareholders' Agreement: On the Closing Date, Seller and the Buyer shall enter into a Shareholders' Agreement (the "Shareholders' Agreement") providing for substantially the following:

         (i) the Shareholders' Agreement shall be valid as long as Seller remains as a shareholder of Xtal or the purchasing entity;

         (ii) the Board of Directors of Xtal or the purchasing entity shall be comprised of 3 (three) members;

         (iii) Seller shall have the right to appoint 1 (one) member of the Board of Directors and Buyer shall have the right to appoint the other 2 (two) members of the Board of Directors;

         (iv) the Buyer shall be responsible for the operations of Xtal or the purchasing entity and shall be entitled to appoint the management of Xtal or the purchasing entity;

         (v) the unanimous vote of the Board of Directors or of the shareholders of Xtal or the purchasing entity, as the case may be, shall be required to approve (a) any incurrence of financial debt in an aggregate principal amount exceeding US$5,000,000 (five million US dollars), during the period between the Closing Date and the payment in full of the US$10,000,000 Promissory Note (the "Promissory Note Payment Date"), and, thereafter, any incurrence of financial debt in an aggregate principal amount exceeding US$15,000,000 (fifteen million US dollars) over a period of 3 (three) years counted from the Closing Date, (b) capital expenditures in excess of

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                  US $500,000  (five  hundred  thousand US dollars),  during the period between the Closing Date and the Promissory Note Payment Date, and US$15,000,000 (fifteen million US dollars) over a period of 3 (three) years counted from the Closing Date, (c) sale of assets not in the ordinary course of business in excess of US$200,000 (two hundred thousand US dollars), during the period between the Closing Date and the Promissory Note Payment Date, and US$500,000 (five hundred thousand US dollars) over a period of 3 (three) years counted from the Closing Date, (d) any transaction between Xtal, Buyer and any related party and any transaction not in the ordinary course of business, except for the Technology Transfer and Licensing Agreement in the course entered into by Xtal, Buyer and any related party; (e) the liquidation, spin-off or winding-up of Xtal or the purchasing entity; and (f) any amendments to the by-laws of Xtal or the purchasing entity which may affect the rights granted to the shares held by Seller; (g) during the period between the Closing Date and the Promissory Note Payment Date, the merger, consolidation, any corporate restructuring of Xtal or the purchasing entity; and
                  (h) during the period between the Closing Date and the Promissory Note Payment Date, any amendments to the by-laws of Xtal or the purchasing entity;

         (vi) in the event that the Buyer decides to, directly or indirectly, sell, dispose or otherwise transfer any portion of its interest in Xtal or in the purchasing entity to a third party, or a substantial portion of the assets of Xtal or the purchasing entity, Seller shall (i) have the right of first refusal in relation to such sale on the same price and payment conditions as such third party or (b) demand the acceleration of the payment due pursuant to Section 2(b) above;

         (vii) Seller shall not be required in any event to participate or contribute in any form in any capital increase or investment plan carried out by the Buyer in connection with Xtal or the purchasing entity. In the event that the Buyer implements any capital increase in Xtal or in the purchasing entity which causes the interest held by Seller to be diluted, the amounts due by the Buyer pursuant to Section 2(b) above shall not be changed and the Buyer shall remain obliged to acquire all the remaining shares held by Seller in Xtal or in the purchasing entity for a payment in cash equivalent to US$2,500,000 (two million, five hundred thousand US dollars) plus interest at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date such payment is made;

         (viii) the Seller shall not be entitled to claim any dividend distribution in relation to its shares in Xtal or in the purchasing entity;

         (ix) pursuant to a call option (the "Buyer's Call Option") and a put option, the Buyer shall have the right to acquire from the Seller and the Seller shall have the right to sell to the Buyer all the remaining shares held by Seller in Xtal or in the purchasing entity in accordance with the terms and conditions set forth in Section 2(b) above;

         (x) in the event that the Buyer does not pay the US$10,000,000 Promissory Notes in full at the extended maturity date (March 31, 2001), the Seller shall have a call option against the Buyer (the "Seller's Call Option") pursuant to which the Seller shall have the right to acquire from the Buyer and the Buyer shall be obliged to sell to the Seller, at the exclusive option of the Seller, either (A) such amount of shares of Xtal or the purchasing entity, upon a payment of US$9,000,000 (nine million US dollars), as required to, following any acquisition pursuant to this Section 4(b)(x)(A), result in Seller retaining a 100% (one hundred percent)] interest in Xtal or in the purchasing, in which case the Buyer shall forfeit all its rights related to the Xtal's shares or the shares of the purchasing entity and the Seller shall have the right to immediately remove and replace all of the members of the Board of Directors appointed by the Buyer and to resume in full the management of the Xtal or the purchasing entity; or (B) such amount of shares of Xtal or the purchasing entity, upon a payment of R$1,00 (one real), as required to, following any acquisition pursuant to this Section 4(b)(x)(B), result in Seller retaining a 60% (sixty percent)] interest in Xtal or in the purchasing entity, in which case the Buyer shall have the right to retain a minority board position in the new Board of Directors appointed by Seller;

         (xi) in the event that the Seller exercise the Seller's Call Option pursuant to Section 4(b)(x)(B) above, the Buyer shall have the right of first refusal in relation to any subsequent sale by Seller of its interest in Xtal or in the purchasing entity to a third party on the same price and payment conditions as such third party; and

         (xii) the Seller shall have the right to exercise the Seller's Call Option mentioned in item (x) above during the period of 30 (thirty) days counted as from the extended maturity date (March 31,
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                  2001) of the  US$10,000,000  Promissory  Note, upon payment of the amount  mentioned  in (x) above in cash.  In the event the
                  Buyer   accomplishes   its   obligations  of  payment  to  the
                  US$10,000,000 Promissory Note plus accrued interests during such 30-day period prior to the payment by the Seller of the amount related to the Seller's Call Option, upon notification to the Seller, then the Seller's Call Option shall be null and void.

SECTION 5 EMPLOYMENT AGREEMENTS: Seller agrees to use its commercial reasonable efforts to assist Buyer in reaching agreements with key employees as to their continued employment by Xtal or the purchasing entity for not less than 1 (one) year, on customary terms and conditions, including, where appropriate, non-compete, confidentiality and non-solicitation of customers agreements, and to otherwise assist Buyer in continuing the employment of all other current employees of Xtal.

SECTION 6  COVENANT NOT-TO-COMPETE: NON-SOLICITATION OF EMPLOYEES.

         (a) Consistent with the intention of Seller to withdraw from the manufacture of optical fiber, at the closing, Seller shall enter into an agreement (the "Non-compete Agreement") with Buyer pursuant to which Seller will agree not to compete with Buyer (including Xtal), for a period of three (3) years, in the business of Xtal as it exists on the closing date (the "Competing Business"). The Non-compete Agreement shall incorporate the terms set forth in this Section 6 and shall be in customary form for similar transactions between parties similarly situated.

         (b) Given the importance of Xtal's employees and their value to Buyer, which is reflected in the purchase price, during the period of the Non-compete Agreement, Seller will agree (i) not to induce any person to leave the employ of Xtal and (ii) not to hire any person who was an employee of Xtal within twelve
(12) months prior to the date of hire by Seller, unless consented to by Buyer, which consent will not be unreasonably withheld.

SECTION 7 DUE DILIGENCE; CAPITAL EXPENDITURES; CURRENT NEGOTIATIONS: The Buyer expects to promptly proceed with its due diligence investigation, which it will use its best efforts to complete within 30 (thirty) days of the signing of this Agreement or May 31, 2000, whichever date is later. Seller will provide to Buyer complete and accurate copies of all books, records, date and other information of Xtal as Buyer may reasonably request. Buyer may make direct contact with existing customers, suppliers and employees of Xtal with the prior consent of Seller with respect to the entity contacted and the manner of such contact (which consent will not be unreasonably withheld, in connection with its evaluation of the business of Xtal). In the event that, upon completion of the due diligence process, the Buyer discovers any material discrepancies in any of the information previously submitted to Buyer, the Buyer shall immediately notify Seller about such discrepancy. Seller shall then have 5 (five) business days to respond to such notification by either agreeing with the discrepancy or disagreeing with the discrepancy indicating the amount in which it believes such discrepancy should be. If Seller agrees with the discrepancy, it shall have the option to remedy such material discrepancy within a reasonable period of time (not to exceed 30 days). If Seller does not agree with the discrepancy, the Buyer shall have 5 (five) business days to respond to Seller's prior response by either (i) agreeing with the amount suggested by Seller, in which case Seller shall have the option to remedy such material discrepancy within a reasonable period of time (not to exceed 30 days), or (ii) disagreeing with the amount suggested by Seller, in which case both parties shall jointly appoint an independent expert to determine the amount of the discrepancy. Upon final determination of the discrepancy by the independent expert (whose costs, fees and expenses shall be equally divided between the parties), Seller shall have the option to remedy such material discrepancy within a reasonable period of time (not to exceed 30 days). In the event that, in any of the preceding situations, Seller decides not to remedy the material discrepancy, Buyer may terminate this Agreement or Buyer and Seller may in mutual agreement renegotiate the terms and conditions of the transaction. For purposes of this Section 7, a "material discrepancy" shall mean any discrepancy which reduces the net worth of Xtal by over US$500,000 (five hundred thousand US dollars) as calculated in accordance with Brazilian GAAP (based on the financial statements of Xtal as of December 31, 1999). Between the date hereof and the Closing Date, Buyer will be entitled to approve all proposals for Xtal to make any capital expenditures or to enter into other financial commitments involving expenditures in excess of U$50,000 (fifty thousand US dollars), provided that such approval shall not be required for the capital expenditures and financial commitments listed in Annex C hereto.

SECTION 8 EXPENSES; BROKERAGE; ANTI-TRUST APPROVALS; LIABILITY: Each of the parties hereto shall pay its own expenses, including, but not limited to, fees and disbursements of attorneys and financial or other advisors incurred in connection with the execution of this Agreement or the transactions contemplated hereby. Any and all costs, expenses or liabilities incurred in connection with the presentation of the transaction contemplated herein

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before the Brazilian Antitrust Authorities, including, but not limited to, legal consultant's fees, filling fees and governmental expenses, shall be exclusively borne by the Buyer. Seller shall or Seller shall cause Xtal to assist the Buyer, without any charge, in preparing necessary documents which are required to be submitted to the Antitrust Authorities. In the event of any actions or approvals by the Anti-Trust authorities (other than the actions and approvals referred to in the preceding sentence) is required to be initiated by the Buyer in relation to or in connection with the anti-trust approvals required for the completion of the transactions solely by reason of any particular situation attributable exclusively to Seller, Seller shall bear the reasonable expenses including, but not limited to, fees and disbursements of attorneys and financial or other advisors associated with such proceeding up to the maximum amount of US$50,000 (fifty thousand US dollars). Each party shall hold harmless the other for any broker's or finder's fee. The Buyer agrees that Seller and Xtal shall not have any liability to third parties of any nature whatsoever with respect to the transactions contemplated herein by virtue of the execution of this Agreement or otherwise.

SECTION 9 EXCLUSIVITY: From the date hereof until the earlier of June 30, 2000 or the termination of this Agreement pursuant to Section 15, Seller will not directly or indirectly solicit or consider inquiries or proposals or enter into an agreement or negotiate with any other party to sell or enter into any merger or consolidation with respect to the business or assets of Xtal or any shares of any class of capital stock of Xtal, and Seller will not permit Xtal to engage in any transaction not in the ordinary course of business, provided that Seller shall be released from the exclusivity commitment provided for herein in the event that (i) the Board of Directors of the Buyer does not approve the transaction contemplated herein by May 31, 2000 or (ii) the deposit referred to in Section 10 below is not made within 30 (thirty) days of the signing of this Agreement or May 31, 2000, whichever date is later.

SECTION 10 TERMS AND CONDITIONS RELATING TO BUYER'S DEPOSIT. Within 30 (thirty) days of the signing of this Agreement or May 31, 2000, whichever date is later, Buyer shall pay the sum of US$2,000,000 (two million US dollars) into an offshore escrow account at a first class bank, acceptable to FCI and Seller. The deposit (including accrued interest) shall be paid to Seller on the Closing Date or in the event a closing does not occur, in 60 (sixty) days after the signing of this Agreement or June 30, 2000, whichever date is later on; provided, however, the deposit (including accrued interest) shall not be paid to Seller but instead shall be returned to Buyer in 60 (sixty) days after the signing of this Agreement or June 30, 2000, whichever date is later, in the event of the following:

                 a. Any of the closing conditions set forth in Sections 3, 4, 6 and 7 hereof or in the definitive Purchase Agreement are not satisfied, other than as a result of Buyer's action or inaction; or

                 b. Litigation or a regulatory proceeding is commenced or threatened which may block or delay the consummation of this transaction, other than litigation initiated by or on behalf of the Buyer.

SECTION 11 IRREVOCABILITY; BINDING EFFECT: This Agreement is executed by the Seller and the Buyer on an irrevocable basis and shall bind the Seller and the Buyer and their successors of any kind.

SECTION 12 CONFIDENTIALITY. Prior to or simultaneously with the execution of this Letter of Intent, the parties have executed mutual Confidentiality Agreements, in the form of Annex D hereto. In addition, none of the parties shall issue any press release or make any similar public disclosure intended for mass distribution pertaining to the existence of this Agreement or the transactions contemplated herein without the prior written consent of the other party; provided, however, that each party shall be permitted to make such disclosures as its counsel deems necessary to comply with, and to prevent violation of, applicable laws, rules or regulations.

SECTION 13 FORCE MAJEURE. Seller and Buyer shall not be liable for any delays caused by reasons beyond their reasonable control. Any dates in this Agreement shall be extended for reasonable periods to reflect delays caused by such factors.

SECTION 14 GOVERNING LAW. Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the Federative Republic of Brazil. Any disputes arising under this Agreement which cannot be settled amicably between the parties and shall not be ruled by legal provisions of Brazilian public law shall be referred to arbitration in New York, New York, United States of America under the auspices of the American Arbitration Association, before a single arbitrator appointed by the American Arbitration Association.

The arbitrator shall be a practicing attorney having a minimum of twenty (20) years' experience in international business transactions. Each of the parties retains the rights to seek judicial assistance: (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceedings by the parties; and (c) to enforce any decision of the arbitrators, including the final award. In case the parties seek judicial assistance, the Central Courts of the City of Sao Paulo shall have jurisdiction, and the provisions of Article 639 of the Brazilian Civil Procedure Code shall be applicable.

SECTION 15 TERMINATION OF THE AGREEMENT. This Agreement shall terminate upon the earliest to occur of the following: (i) written notice from Buyer to Seller that Buyer's due diligence has failed to confirm the information previously provided to Buyer by Seller and Seller has failed to remedy the discrepancy; (ii) the execution of definitive agreements in connection with the closing of the sale;
(iii) the  distribution  of the  deposit to the Seller or the Buyer  pursuant to
Section 10, (iv) the Board of Directors of the Buyer does not approve the transaction contemplated herein by May 31, 2000 or (v) the deposit referred to in Section 10 above is not made in 30 (thirty) days of the signing of this Agreement or by May 31, 2000, whichever date is later.

IN WITNESS WHEREOF, the parties sign this Agreement in four (4) counterparts of equal form and content, together with the two (2) undersigned witnesses.


                                               /s/ Jose Mauro Leal Costa
                                               -------------------------
                                               Algar S.A.
                                               By: Jose Mauro Leal Costa
                                               Title: Chief Executive Officer


                                               /s/ Nelson Cascelli Reis
                                               ------------------------
                                               Algar S.A.
                                               By: Nelson Cascelli Reis
                                               Title: Attorney-in-fact

                                               /s/ Antonio Carlos De Campos
                                               ----------------------------
                                               Xtal Fibras Opticas S.A.
                                               By: Antonio Carlos De Campos
                                               Title: Executive Director

                                                /s/ Mohd A. Aslami
                                                ------------------
                                                FiberCore, Inc.
                                                By: Mohd A. Aslami
                                                Title: President and CEO
Witnesses:

1.   -   /s/ Ali Seraj
         -------------
         Name: Ali Seraj
         R.G.:


2.   -   /s/ Francisco Smolka
         --------------------
         Name: Francisco Smolka
         R.G.


                                       19